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                                                                   Exhibit 99.1



CONTACTS:
Pete Garcia
Sr. VP and Chief Financial Officer
408-746-4574
pgarcia@hyseq.com


Nicole Estrin
Manager of Corporate Communications & IR
408-746-4572
nestrin@hyseq.com


        FOR IMMEDIATE RELEASE

  HYSEQ PHARMACEUTICALS TAKES STEPS TO FURTHER STRENGTHEN ITS BIOPHARMACEUTICAL
                          FOCUS AND FINANCIAL POSITION


   --Hyseq and BASF Plant Science accelerate completion of their collaboration in agricultural gene discovery--


SUNNYVALE, Calif., May 14, 2002 /PRNewswire/ -- Hyseq Pharmaceuticals, Inc. (Nasdaq: HYSQ), today announced two developments in an effort to further strengthen the company's biopharmaceutical focus and financial position. First, Hyseq and BASF Plant Science have agreed to accelerate the completion of their collaboration to discover and develop agriculturally based genes. Second, Hyseq has completed an internal restructuring in order to align its workforce with the company's focus on developing biopharmaceuticals.

Under the revised terms of the BASF Plant Science collaboration agreement, both Hyseq's agricultural gene discovery activities and BASF Plant Science's payment schedule will accelerate with early completion, resulting in a cost savings to both parties.

"We have been extremely pleased by the amount of genes Hyseq has delivered since the inception of our agreement in 1999," said Hans Kast, chief executive officer of BASF Plant Science. "BASF identifies genes that play an important role in enhancing the value of crops and the early completion of our collaboration with Hyseq has allowed us to accelerate these efforts."


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As part of Hyseq's agricultural gene discovery efforts on behalf of BASF, the company will complete the analysis of several complete plant genomes. BASF Plant Science will use these data to develop crop plants that enable a healthier diet through improved constituents and plants with improved cultivation properties.

"Hyseq has made tremendous progress over the past year and in order to continue that progress, we are focused on consolidating our research efforts to allow us to continue to move aggressively into the clinic," said Ted W. Love, president and chief executive officer of Hyseq Pharmaceuticals. "By completing the BASF collaboration early, we can concentrate our resources on those areas that we feel have the greatest commercial value. In this case, our lead candidate, alfimeprase, which is partnered with Amgen, and the development of biopharmaceutical products from our proprietary gene database are our top priorities. By reducing our operating expenses we are strengthening our ability to meet both our product development and financial goals."

The restructuring will include a realignment of research groups and a reduction of 79 employees, mostly in the area of agricultural gene discovery. The realignment and completion of the BASF Plant Science collaboration will be implemented over the next eight months and by the end of 2002, Hyseq will have approximately 125 employees.

"There is not an employee at the company whom we do not value or whose contribution we do not appreciate," said Ted W. Love, president and chief executive officer of Hyseq Pharmaceuticals, "however we have reached a turning point in which we must restructure our organization in order to progress with our corporate goals and ensure success."

Upcoming Events

Hyseq will hold its annual shareholder's meeting on Tuesday August 6, 2002 at 11:00 a.m. (Pacific Standard Time) at 675 Almanor Avenue, Sunnyvale, CA 94085.

About Hyseq

Hyseq Pharmaceuticals, Inc. is engaged in research and development of novel biopharmaceutical products from its collection of proprietary genes discovered using its high-throughput screening-by-hybridization platform. Hyseq's screening-by-hybridization platform provided a significant advantage in discovering novel, rarely-expressed genes, and assembly of one of the most important proprietary databases of full-length human gene sequences. Hyseq is expanding and accelerating its research activities to further elucidate the role of novel genes in its proprietary database. Hyseq's database includes genes which encode a number of therapeutically important classes of molecules including chemokines, growth factors, stem cell factors, interferons, integrins, proteases, hormones, receptors, and other potential protein therapeutics or drug targets.

Information about Hyseq Pharmaceuticals is available at www.hyseq.com or by phoning 408-524-8100.


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Statements contained in this press release which are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Act of 1995. Forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "should," "may," "estimate," "goals, and "potential," among others. Such statements are based on our management's current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to unanticipated difficulties and delays relating to gene identification, drug discovery and clinical development processes; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and regulatory approval; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. These and other factors are identified and described in more detail in our periodic reports filed from time to time with the SEC, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2001. We disclaim any intent or obligation to update these forward-looking statements.

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